Polypore Announces Second Quarter and Year to Date Results

CHARLOTTE, N.C. — August 14, 2006 — Polypore, Inc. today announced net sales of $123.1 million for the quarter ended July 1, 2006, representing a 9% increase over second quarter 2005.
Second quarter operating income was $22.1 million, compared to $16.9 million in the prior year. Operating income includes restructuring charges in both periods of $0.6 million and $5.4 million, respectively. The additional change was driven primarily by higher sales volumes and production efficiencies, which were partially offset by the timing of certain SG&A expenses aimed at driving growth.
Net income in second quarter was $4.0 million, compared to a net income of $3.3 million in the same period of the prior year.
For the six months ended July 1, 2006, compared to the six months ended July 2, 2005:
•	Net sales were $238.4 million, up from $225.1 million;

•	Operating income was $39.2 million, an increase from $37.4; and

•	Net income was $7.4 million, down from $8.8 million.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a key measurement in Polypore’s credit agreement, was $38.2 million for the second quarter of 2006 compared to $37.1 million reported in the second quarter of 2005. Adjusted EBITDA for the twelve months ended July 1, 2006 was $132.9 million. EBITDA and Adjusted EBITDA are defined and reconciled to GAAP as noted below.
“Our continued focus on execution of business priorities is driving Polypore’s improved performance,” said Robert Toth, President and Chief Executive Officer of Polypore, Inc. “While we’re pleased with our progress, we have more work to do to ensure that we meet our 2006 goals, including targeted efforts on growth and operational efficiency.”
Polypore Q2 06 Earnings Release

Energy Storage
Net sales for the energy storage segment in second quarter 2006 were $87.8 million, an increase of $6.2 million from the prior year. In the lead acid battery separator business, the increase was primarily related to strong sales volume, particularly in Asia. In the lithium separator business, revenue gains were driven primarily by volume growth in rechargeable lithium battery separators.
Second quarter gross profit in energy storage was $34.5 million, an increase of $3.4 million from the same period in 2005. The increase in gross profit was driven by higher sales and production efficiencies.
Separations Media
Second quarter net sales in separations media were $35.3 million, up $4.3 million from the second quarter of 2005. The increase was primarily due to strong sales volume in the filtration and industrial separations markets where Polypore continues to expand on its core competency in microporous technology, as well as in synthetic hemodialysis membranes.
Gross profit for second quarter 2006 was $10.1 million, an increase of $0.7 million from the same period in the prior year. The increase was largely driven by higher sales volumes partially offset by customer mix.
Polypore, Inc. will hold a conference call to discuss second quarter 2006 results on Tuesday, August 15th at 9:00 AM Eastern time. You are invited to listen to a live broadcast via the internet at www.polypore.net. Additionally, a replay of the call will be available until 11:59 PM Eastern time on August 19th, 2006 at 800-642-1687 (in the U.S.) or 706-645-9291 (outside the U.S.), access number 3324496. The call will also be archived on www.polypore.net.
Polypore, Inc., a wholly owned subsidiary of Polypore International, Inc., is a worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes. Polypore’s products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with concentration in the ultrafiltration and microfiltration markets. Polypore has manufacturing facilities or sales offices in ten countries serving five continents. Polypore’s corporate offices are located in Charlotte, N.C.
This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking
Polypore Q2 06 Earnings Release

statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to successfully manage the transition in hemodialysis from cellulosic to synthetic filtration membranes; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; and the absence of expected returns from the amount of intangible assets we have recorded. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.
Investor Contact: Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net
Polypore Q2 06 Earnings Release

Polypore, Inc.
Condensed Consolidated Statements of Income
(unaudited, in thousands)

	Three Months Ended		Six Months Ended

	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005

Net sales	$123,094	$112,614	$238,387	$225,112
Cost of goods sold	78,461	72,105	153,441	145,714

Gross profit	44,633	40,509	84,946	79,398
Selling, general and administrative expenses	21,940	18,202	44,438	36,592
Business restructuring	553	5,402	1,325	5,402

Operating income	22,140	16,905	39,183	37,404

Other (income) expense:
Interest expense, net	17,503	14,817	33,786	29,747
Change in accounting principle related to postemployment benefits	—	—	(2,593)	—
Foreign currency and other	1,282	(1,834)	1,981	(3,405)

	18,785	12,983	33,174	26,342

Income before income taxes	3,355	3,922	6,009	11,062
Income taxes	(638)	613	(1,349)	2,300

Net income	$3,993	$3,309	$7,358	$8,762

Polypore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	July 1, 2006
	(unaudited)	December 31, 2005(a)

Assets:
Cash and equivalents	$39,767	$27,580
Other current assets	179,975	157,823
Property, plant and equipment, net	380,867	370,871
Goodwill	567,587	567,587
Intangibles and loan acquisition costs, net	213,562	222,006
Other	18,886	17,471

Total assets	$1,400,644	$1,363,338

Liabilities and shareholders’ equity:
Current liabilities	$75,366	$61,887
Debt and capital lease obligations, less current portion	788,188	773,777
Other	215,240	216,395
Shareholders’ equity	321,850	311,279

Total liabilities and shareholders’ equity	$1,400,644	$1,363,338

(a) Derived from audited consolidated financial statements
Polypore Q2 06 Earnings Release

EBITDA
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt service requirements and capital expenditures. Management believes that such non-GAAP information is useful to investors because it provides meaningful information to assess the Company’s core operations and perform financial analysis on comparative periods and peer group data. This non-GAAP information also is used by management to assess the Company’s core operations, allocate resources and make strategic decisions. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies. The following is a reconciliation of EBITDA to net income for the periods indicated.
Reconciliation of EBITDA
(in thousands)

	Three Months	Twelve Months
	Ended	Ended
	July 1, 2006	July 1, 2006

Net income	$3,993	$12,617
Add:
• Depreciation and amortization	14,582	54,880
• Interest expense	17,503	63,895
• Income taxes	(638)	(5,700)

EBITDA	$35,440	$125,692

Reconciliation of Adjusted EBITDA (b)
(in thousands)

	Three Months	Twelve Months
	Ended	Ended
	July 1, 2006	July 1, 2006

EBITDA	$35,440	$125,692
Adjustments:
• Foreign currency (gain) loss	1,113	1,089
• Operating lease	—	2,003
• Non-cash change in accounting principle	336	(1,898)
• Business restructuring	553	4,615
• Loss on disposal of property, plant and equipment	739	1,385

Adjusted EBITDA	$38,181	$132,886

(b) Under our senior credit facility, compliance with the minimum interest coverage ratio and maximum leverage ratio tests is determined based on a calculation of “Adjusted EBITDA”, in which certain items are added back to EBITDA. These items include non-cash charges, impairments and expenses other than depreciation and amortization, restructuring costs and payments under an operating lease agreement that was bought out during the second quarter 2006.
Polypore Q2 06 Earnings Release